Exhibit (b)(6)

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION

1100 ABERNATHY ROAD, SUITE 1600

ATLANTA, GA 30328

March 6, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

$1,000,000,000 Receivables Purchase Facility (“Receivables Purchase Facility”)

Commitment Letter

Ladies and Gentlemen:

Blazing Star Merger Sub, Inc., a newly created corporation organized under the laws of Delaware (“Merger Sub” or “you”) formed at the direction of Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, “Sycamore” or the “Sponsor”), has advised Wells Fargo Bank, National Association, in its individual capacity (“Wells Fargo” or a “Commitment Party”), that it intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Transaction Description and in the Term Sheet attached hereto as Exhibit B (the “Term Sheet” and together with this commitment letter, the Transaction Description, and the annexes, exhibits and schedules to this commitment letter, collectively, the “Commitment Letter”). The date on which the Merger is consummated and the Receivables Purchase Facility becomes effective is referred to as the “Closing Date.”

1. Commitments. In connection with the Transactions contemplated hereby, Wells Fargo is pleased to advise Merger Sub of its commitment (for a 90 day period commencing on the Closing Date) to provide a receivables purchase facility subject only to the satisfaction of the Exclusive Funding Conditions (as defined below), on the terms set forth in this Commitment Letter and the fee letter of even date herewith (the “Fee Letter”) (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter), and at all times after such 90 day period, an uncommitted and discretionary receivables purchase facility, subject to the terms and conditions of the definitive documentation, including, without limitation, the Receivables Purchase Agreement and related transaction documents (the “Receivables Purchase Documents”).

2. Titles and Roles; Syndication. Merger Sub hereby appoints Wells Fargo (in such capacity, “Lead Arranger”), and Lead Arranger hereby agrees, acting alone or through or with affiliates selected by it, to act as lead arranger and bookrunner for the Receivables Purchase Facility and Wells Fargo will act as sole and exclusive agent for the Receivables Purchase Facility

(in such capacity, “Agent”) for the purchaser parties to the Receivables Purchase Facility as purchasers (individually, including Wells Fargo, as initial purchaser, a “Purchaser” and collectively “Purchasers”). Lead Arranger and Agent will perform the duties and exercise the authority customarily performed and exercised by it in such role. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with the Receivables Purchase Facility.

Merger Sub agrees that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any agent, co-agent, arranger, bookrunner, Purchaser or other party in connection with the Receivables Purchase Facility unless Agent and Merger Sub shall so agree.

3. Expenses and Indemnification. Merger Sub agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by Wells Fargo and its affiliates in connection with their due diligence, approval, documentation, syndication (including the costs and expenses related to Purchaser Meetings (as hereinafter defined) and closing of the Receivables Purchase Facility, whether incurred before or after the date hereof (collectively, the “Expenses”), including the preparation and negotiation of this Commitment Letter, (including any amendment or modification hereto), the Fee Letter (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and including reasonable and documented out-of-pocket attorneys’ fees and legal expenses (provided, that, legal fees shall be limited to the reasonable fees and disbursements of one counsel for Wells Fargo and, if necessary, a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), appraisal fees, expenses related to Patriot Act compliance and background checks, ERS set-up fees, filing and search charges, recording taxes and field examination expenses, due diligence expenses, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and the enforcement of any of the rights and remedies of Wells Fargo under this Commitment Letter, in each case solely to the extent that the Closing Date occurs, and (b) to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Person”) as set forth on Annex A hereto. All Expenses are to be paid on the Closing Date (to be invoiced at least 3 Business Days prior to the Closing Date, or otherwise to be paid after the Closing Date if not invoiced within that time).

4. Fees. As consideration for the commitments and agreements of Wells Fargo hereunder, Merger Sub agrees to pay the fees described in the Term Sheet and the Fee Letter on the terms and subject to the conditions set forth therein (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter). The terms of the Fee Letter are an integral part of the commitments and other obligations hereunder. Each of the fees described herein and in the Fee Letter shall be nonrefundable when paid.

5. Syndication. The parties agree that the syndication provisions shall be as set forth on Annex B hereto and those provisions are incorporated herein by this reference.

6. Conditions. The commitment of each Commitment Party under this Commitment Letter to enter into the Receivables Purchase Facility and to purchase Eligible Receivables (as defined in the Term Sheet) under the Receivables Purchase Facility is subject solely to: (a) since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect as of the date hereof), and (b) the satisfaction (or waiver by the Commitment Parties) of each other condition set forth in the section entitled “Conditions Precedent to Closing” in the Term Sheet (clauses (a) and (b), the “Exclusive Funding Conditions”) and upon satisfaction (or waiver by the Commitment Parties) of such Exclusive Funding Conditions, the availability of (and initial purchase of all Eligible Receivables, subject only to the Purchase Limit (as defined in the Term Sheet), under) the Receivables Purchase Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Receivables Purchase Documents.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Receivables Purchase Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the availability of the Receivables Purchase Facility and the purchase of Eligible Receivables thereunder on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Purchasers, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Merger Agreement in accordance with the Merger Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations made by the Seller (as defined in the Term Sheet) under the Receivables Purchase Facility (after giving effect to the Transactions) and (ii) the terms of the Receivables Purchase Documents shall be in a form such that they do not impair the availability of the Receivables Purchase Facility or the purchase of Eligible Receivables thereunder on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any security interest in any purchased Eligible Receivable (as defined in the Term Sheet) or any other Collateral (to be defined in the Receivables Purchase Documents) is not or cannot be provided and/or perfected or registered (as applicable) on the Closing Date (other than assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such purchased Eligible Receivable and other Collateral shall not constitute a condition to the availability of the Receivables Purchase Facility or the purchase of Eligible Receivables thereunder on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Seller and the Agent, in each case acting reasonably (but, in any event, not later than ninety (90) days after the Closing Date or such longer period as may be agreed by the Agent in its sole discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of or made by the Seller to be set forth in the Receivables Purchase Documents relating to organizational status of the Seller; power and authority, due authorization, execution and delivery and enforceability, in each case related to the sale and transfer of Eligible Receivables and the security interest granted in other Collateral pursuant to the Receivables Purchase Documents; the performance under the Receivables Purchase Facility and the sale and transfer of Eligible Receivables and the granting of the security interests in the other Collateral, do not conflict with the organizational documents of the Seller; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to the Receivables Purchase Documents) as of the Closing Date (after giving effect to the Transactions) of the Seller; the Investment Company Act; use of proceeds not violating the PATRIOT Act; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of ownership interests in the purchased Eligible Receivables and security interests to be granted in the other Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Confidentiality. Merger Sub agrees that this Commitment Letter (including the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto) and the Fee Letter is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person without the prior consent of Lead Arranger (such consent not to be unreasonably withheld or delayed), other than (a) to the Investors, and to your and any of the Investors’ affiliates and limited partners and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis and on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform Lead Arranger promptly thereof to the extent practicable and not prohibited to do so by applicable law, rule or regulation); provided that (i) you may disclose this Commitment Letter (and the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter (collectively, the “Market Flex Provisions”), to the extent portions thereof have been redacted in a manner satisfactory to Lead Arranger in its sole discretion) and the contents hereof and thereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any marketing materials in connection with any other facility obtained by an affiliate of the Merger Sub in connection with the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential lenders and their affiliates involved in related commitments to the Transactions and/or to rating agencies in connection with obtaining ratings for any facilities or securities issued in connection with the Transactions and (vi) you may disclose the aggregate amount of fees payable under the Fee Letter and the Term Sheet as part of projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the Transactions. In addition, following the acceptance by Merger Sub of this Commitment Letter in accordance herewith and the return of an executed counterpart of this Commitment Letter by Merger Sub to Wells Fargo, Merger Sub or the Company may file or make such other public disclosures of the terms and conditions hereof in connection with any public or regulatory filing requirements relating to the Transactions.

Each Commitment Party and their affiliates agree that all non-public information regarding the Transactions, the Company, its subsidiaries, its operations, assets, and existing and contemplated business plans shall be treated by such Commitment Party and its affiliates in a confidential manner, and shall not be disclosed by it to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to a Commitment Party on a “need to know” basis in connection with the Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of such Commitment Party (other than (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and (ii) any of its affiliates and any of their employees that are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and other than such Commitment Party’s or such affiliate’s legal, compliance, risk management, credit or investment committee members (collectively, the “Excluded Parties”)), provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) upon the request or demand of any regulatory authority with jurisdiction over such Commitment Party and its affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Merger Sub with prior notice thereof, to the extent that it is reasonably practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Merger Sub pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by Merger Sub, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Merger Sub with prior notice thereof, to the extent, and for such period of time, that it is reasonably practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Merger Sub pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by such Commitment Party), (viii) in connection with any proposed assignment or participation of such Commitment Party‘s interest in the Receivables Purchase Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this Section 7, (ix) to the extent that such information was already in the possession of a Commitment Party or its affiliates or is independently developed by it or them, (x) to the extent that such information was received by a Commitment Party from a third party, that is not, to its knowledge, subject to confidentiality obligations owing to Merger Sub or its subsidiaries and (xi) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter or the Fee

Letter. In no event shall such disclosure be made by such Commitment Party to any person that is at such time a Disqualified Purchaser. The obligations of the Commitment Party under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Receivables Purchase Documents upon the execution and delivery thereof and in any event shall terminate on the date that is the second anniversary of the date of this Commitment Letter.

Notwithstanding anything to the contrary in this Commitment Letter, (i) Merger Sub agrees that the Projections and all other information provided by or on behalf of Merger Sub and its affiliates (including the Company and its subsidiaries) to a Commitment Party regarding the Company and its subsidiaries, and the Transactions may be disseminated by or on behalf of a Commitment Party or Lead Arranger to prospective Purchasers and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential purchaser or other meetings) and (ii) Merger Sub agrees that each Commitment Party may share with its affiliates any information relating to the Receivables Purchase Facility or the Company and its subsidiaries and, after the closing of the Receivables Purchase Facility, may disclose information relating to the Receivables Purchase Facility to syndication and reporting services and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and, after the closing of the Receivables Purchase Facility, otherwise use the corporate name and logo of Merger Sub or the Company or its subsidiaries in “tombstones” or other advertisements, marketing materials or public statements.

8. Information. Merger Sub hereby represents and warrants that (with respect to information and customary financial estimates, forecasts and other forward looking information (the “Projections”) concerning Company and its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information (other than (i) the Projections, (ii) information of a general economic or industry-specific nature and (iii) information derived from third-party reports) that has been or will be made available to any Commitment Party by Merger Sub or any of its representatives on Merger Sub’s behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all written supplements and updates thereto from time to time), and (b) the Projections have been or will be prepared in good faith based upon reasonable assumptions in light of the past operations of the businesses of the Company and its subsidiaries and based upon estimates and assumptions which Merger Sub has determined to be reasonable at the time made in light of the then current conditions and facts (it being understood that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized and that such variations may be material). Merger Sub agrees that if, at any time prior to the Closing Date, it becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, then Merger Sub will (or with respect to Information and Projections concerning the Company and its subsidiaries, Merger Sub will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to Merger Sub’s knowledge with respect to Information and Projections concerning the Company and its subsidiaries or information derived from third-party reports) the representations in the preceding sentence remain true in all material respects; provided that any such supplement shall cure any breach of such representation. In arranging and syndicating the Receivables Purchase Facility, the Lead Arranger and the other Purchasers will be using and relying on the Information and the Projections without independent verification thereof.

9. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Etc. Merger Sub acknowledges that each Commitment Party or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Merger Sub or its respective affiliates (including the Company and its subsidiaries) may have conflicting interests regarding the transactions described herein or otherwise. Merger Sub also acknowledges that each Commitment Party does not have any obligation to use, or to furnish to Merger Sub confidential information obtained by it from other companies in connection with the transactions contemplated by this Commitment Letter, including the Company.

Merger Sub further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Merger Sub, on the one hand, and a Commitment Party or any of its affiliates, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party or one or more of its affiliates has advised or is advising Merger Sub or any of its advisers on other matters, (b) each Commitment Party and its affiliates, on the one hand, and Merger Sub, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does Merger Sub rely on, any fiduciary duty on the part of such Commitment Party or its affiliates, (c) Merger Sub is capable of evaluating and understanding, and Merger Sub understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) Merger Sub has been advised that each Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that such Commitment Party and such affiliates do not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) Merger Sub waives, to the fullest extent permitted by law, any claims it may have against a Commitment Party or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Commitment Party and its affiliates shall not have any liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Merger Sub, including its shareholders, employees or creditors.

Merger Sub further acknowledges that one or more of the affiliates of each Commitment Party are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, a Commitment Party or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Merger Sub and other companies with which Merger Sub may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by a Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Receivables Purchase Documents by the parties hereto in a manner consistent with this Commitment Letter, and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

10. Acceptance and Termination. This Commitment Letter will be of no force and effect unless executed by Wells Fargo and a counterpart hereof is accepted and agreed to by Merger Sub and, as so accepted and agreed to, received by Wells Fargo by 11:59 p.m., New York City time, on March 6, 2025, together with the Fee Letter as duly authorized, executed and delivered by Merger Sub. Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, the Commitment Party agrees to hold its commitments to provide the Receivables Purchase Facility and its other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the date that is 90 days after the consummation of the Merger if consummation of the Receivables Purchase Facility has not occurred by such time, and (iii) 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement as in effect on the date hereof) following the Outside Date (as defined in the Merger Agreement as in effect on the date hereof and determined after giving effect to any extensions thereto as set forth in the Merger Agreement as in effect on the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Receivables Purchase Facility shall automatically terminate unless the Commitment Party shall, in its discretion, agree to an extension in writing.

11. Patriot Act. Lead Arranger hereby notifies Merger Sub that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), a Commitment Party may be required to obtain, verify and record information that identifies the Seller, which information includes the name, address, tax identification number and other information regarding the Seller that will allow such Commitment Party and other Purchasers to identify the Seller in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Purchaser.

12. Entire Agreement. This Commitment Letter contains the entire commitment of the Commitment Party for this transaction and, upon acceptance by Merger Sub, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by Wells Fargo to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to Merger Sub and is not intended to confer any obligations to or on, or benefits to or on, any third party (other than the Indemnified Persons).

13. Surviving Provisions. The expense and indemnification, sharing information; absence of fiduciary relationship; affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments of a Commitment Party described herein; provided, that, upon the execution and effectiveness of such definitive financing documentation, to the extent subject to provisions of such financing documentation, the provisions hereof with respect to expense, indemnification and confidentiality shall be superseded thereby.

14. Counterparts. This Commitment Letter may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each Commitment Party reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Commitment Letter.

15. Assignment; Governing Law. This Commitment Letter may not be assigned by any party hereto without the prior written consent of each other party hereto and may not be amended, waived or modified, except in writing signed by each of the parties hereto other than, in the case of Merger Sub, any assignment (i) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Merger, to the Seller, (ii) by you to the Seller, the Company, any U.S. subsidiary of the Company, or another newly-formed U.S. organized entity, in each case, prior to the Closing Date or otherwise shortly thereafter (provided that in the case of an assignment to the Seller, the Company or any U.S. subsidiary, such assignment shall only be permitted on (and subject to the occurrence of) the Closing Date), so long as such entity is, or will be, directly or indirectly controlled by the Sponsor or the other Investors after giving effect to the Transactions and shall (directly or indirectly through a wholly -owned subsidiary) own the Seller or be a successor to the Company and agrees to be bound by the terms hereof and the Fee Letter. Notwithstanding the foregoing, each Commitment Party reserves the right to assign its obligations to any affiliate thereof or to employ the services of its affiliates in fulfilling its obligations contemplated hereby; provided that (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligations to purchase the Eligible Receivables on the Closing Date) in connection with any such assignment, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment shall be made to any Disqualified Purchaser (as defined in Annex B) and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Receivables Purchase Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof].

16. JURY TRIAL WAIVER. EACH COMMITMENT PARTY AND MERGER SUB EACH WAIVES ITS RIGHT TO A JURY TRIAL IN RESPECT OF TO ANY CLAIM, CONTROVERSY, OR DISPUTE (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER.

Signature Page to Follow

If Merger Sub accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this letter to Wells Fargo, together with the Fee Letter. We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jonathan Rico
	Name:	Jonathan Rico
	Title:	Authorized Signatory

Signatures Continue on Next Page

[Signature page for USR AR Factoring Commitment Letter]

Signatures Continued from Previous Page

Accepted on this 6th day

of March, 2025:

BLAZING STAR MERGER SUB, INC.

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Co-President

[Signature page for USR AR Factoring Commitment Letter]

ANNEX A

Indemnification Provisions

To the fullest extent permitted by applicable law, Merger Sub (the “Indemnifying Person”) agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable and documented or invoiced out-of-pocket legal fees and expenses; provided that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and if necessary, of one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, one counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket costs, expenses or disbursements in connection with investigating, preparing or defending any such action, proceeding or investigation, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions or (b) the Commitment Letter or the Fee Letter; provided, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent resulting from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any action, suit, proceeding and investigation (other than against the Agent or Lead Arranger acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates. These Indemnification Provisions shall be in addition to any liability which the Indemnifying Person may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Person with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Person shall not relieve the Indemnifying Person from its obligations hereunder. Each Commitment Party, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Person shall pay the fees, expenses, and disbursement of such counsel, subject to these Indemnification Provisions, and such counsel shall, to the extent consistent with its professional responsibilities,

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cooperate with the Indemnifying Person and any counsel designated by the Indemnifying Person. The Indemnifying Person shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the applicable Indemnified Person, the Indemnifying Person shall not settle or compromise any claim, unless (i) such Indemnified Person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution has given his, her or its prior written consent or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages, expenses and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such claim, (B) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any Indemnified Person and (C) is paid by the Indemnifying Person in cash.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Person, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Receivables Purchase Facility, unless to the extent it is found in a final non-appealable judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letter.

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ANNEX B

Syndication Provisions

While Wells Fargo has provided a commitment for the entire amount of the Receivables Purchase Facility, subject to the terms and conditions of this Commitment Letter and the Term Sheet, it is understood and agreed that prior to and/or after the execution of the definitive documentation for the Receivables Purchase Facility, Wells Fargo may syndicate all or a portion of Wells Fargo’s commitments with respect to the Receivables Purchase Facility to other purchasers identified by Wells Fargo in consultation with you. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Party’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Receivables Purchase Facility and in no event shall the commencement or successful completion of syndication of the Receivables Purchase Facility constitute a condition to the availability of the Receivables Purchase Facility on the Closing Date. The Lead Arranger may commence syndication efforts promptly after the date of your acceptance of this Commitment Letter (the “Signing Date”). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the day that is forty-five (45) days following the Closing Date, you agree actively to assist the Lead Arranger in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Notwithstanding the foregoing, the Lead Arranger will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or the Sponsor to us on or prior to the Signing Date, (ii) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any commitments in respect of the Receivables Purchase Facility), (iii) Excluded Parties and (iv) as to any entity referenced in the case of each of clauses (i) and (ii) above (the “Primary Disqualified Purchaser”), any of such Primary Disqualified Purchaser’s affiliates (excluding in the case of clause (ii) above, any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Purchaser does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either (a) identified in writing by you or the Sponsor from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Purchasers”).

Wells Fargo will be entitled to manage all aspects of any syndication of the Receivables Purchase Facility, including decisions as to the selection of prospective purchasers to be approached and included, the timing of all offers to prospective purchasers, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective purchasers. You also agree that no purchaser will receive any compensation for its participation in the Receivables Purchase Facility except as expressly agreed to and offered by Wells Fargo. In addition, you agree that Wells Fargo shall have the right to provide customary information concerning the terms and conditions of the Receivables Purchase Facility to loan syndication and pricing reporting services, and to use the name, logos, and other insignia of the Merger Sub or the

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Company in any “tombstone” or comparable advertising, on its website or in other marketing materials of Wells Fargo; provided that such logos and insignia are used in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or its subsidiaries or their respective reputation or goodwill. You agree to cooperate in such syndication process and use commercially reasonable efforts to assist Wells Fargo in forming a syndicate acceptable to Wells Fargo. Such assistance shall include but will not be limited to your use of commercially reasonable efforts with respect to each of the following (with respect to the Company and its subsidiaries, to the extent practical and appropriate in all circumstances not in contravention of the terms of the Merger Agreement):

(a) making senior management and representatives of the Merger Sub, the Company and its subsidiaries available to participate in meetings and to provide information to prospective purchasers at such times and places as Wells Fargo may reasonably request,

(b) ensuring that Wells Fargo’s syndication efforts benefit from the existing relationships of Sponsor and the Company,

(c) arranging for direct contact between senior management and other representatives and advisors of Sponsor and the Company and the prospective purchasers,

(d) assisting, and causing the Sponsor, the Merger Sub, the Company and its subsidiaries to assist, in the preparation of the Marketing Materials (as defined below); and

(e) at your expense, hosting, with Wells Fargo, one or more meetings of prospective purchasers, and, in connection with any such purchaser meeting (a “Purchaser Meeting”), consulting with Wells Fargo with respect to the presentations to be made at any such Purchaser Meeting, making available appropriate officers and other representatives of the Company at such Purchaser Meetings, and rehearsing such presentations prior to such Purchaser Meetings, as reasonably requested by Wells Fargo.

To assist Wells Fargo in its syndication efforts, you agree (and to use commercially reasonable efforts to cause the Sponsor to assist and to use commercially reasonable efforts to cause, to the extent practical and appropriate in all circumstances not in contravention of the terms of the Merger Agreement, the Company to assist) to promptly prepare and provide to Wells Fargo such information with respect to Sponsor, Merger Sub, the Seller, the Company and the Transactions as Wells Fargo may reasonably request, including, without limitation, (a) financial information and projections as Wells Fargo may reasonably request, including the Projections, (b) a confidential information memorandum that includes information with respect to Sponsor, Merger Sub, the Seller and the Transaction as Wells Fargo may reasonably request, all in form and substance reasonably satisfactory to Wells Fargo (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning Merger Sub, the Seller, its respective affiliates or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”).

Before distribution of any Marketing Materials (a) to prospective purchasers that do not wish to receive Material Non-Public Information concerning you, the Seller, Company, its respective

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affiliates or its securities (such purchasers, “Public Purchasers;” all other purchasers, “Private Purchasers”), you agree (and you agree, subject to the terms of the Merger Agreement, to use commercially reasonable efforts to cause Company) to provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Purchasers, you agree (and you agree, subject to the terms of the Merger Agreement, to use commercially reasonable efforts to cause Company) to provide us with a customary letter authorizing the dissemination of those materials, which letters exculpate you, the Sponsor, the Seller, the Company, your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Marketing Materials or related offering and marketing materials by the recipients thereof. In addition, at our request, you and Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” You agree (and you agree, subject to the terms of the Merger Agreement, to use commercially reasonable efforts to cause Company to agree) that Wells Fargo may distribute the following documents to all prospective purchasers, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Purchasers: (i) administrative materials for prospective purchasers such as purchaser meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective purchasers after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Receivables Purchase Facility. If you advise us that any of the foregoing items should be distributed only to Private Purchasers, then Wells Fargo agrees not to distribute such materials to Public Purchasers without your prior written consent (including by email).

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CONFIDENTIAL

EXHIBIT A

Wells Fargo Bank, National Association

Project Wing

Transaction Description

March 6, 2025

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Exhibits and Annexes thereto.

Blazing Star Merger Sub, Inc., a newly created corporation organized under the laws of the State of Delaware (“Merger Sub”), formed at the direction of the Sponsor, intends to merge with and into a corporation previously identified to the Lead Arranger as “Wing” (the “Company”). Merger Sub intends to consummate the Merger pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among Merger Sub, Blazing Star Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”), and the Company, pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and (ii) except with respect to certain equity holders who are contemplated to be immediately reinvesting the proceeds received by them as consideration in the Merger in a direct or indirect parent of the Seller and other entities holding certain businesses of the Company in exchange for equity interests in such entities (the “Reinvestment Investors”), the equity holders of the Company will receive cash and certain contingent value rights in exchange for their capital stock or equity awards in the Company (collectively, the “Merger Consideration”).

In connection with the foregoing, it is intended that:

(a) The Sponsor will establish (i) one or more other newly formed corporations, limited liability companies and/or partnerships (“Parent Holdco(s)”), (ii) a newly created entity organized under the laws of the United States and a wholly-owned subsidiary of a Parent Holdco (“Holdings”) and (iii) Parent, a newly created corporation organized under the laws of Delaware and a wholly-owned direct subsidiary of Holdings that will after the Closing Date directly or indirectly own the Seller.

(c) Parent is anticipated to obtain (i) a senior secured term loan facility, in an aggregate initial principal amount not to exceed $3,000 million (the “FILO Facility”), (ii) a senior secured asset-based revolving credit facility in an aggregate principal amount not to exceed $5,000 million, with Wells Fargo Bank, National Association as administrative agent thereunder (the “ABL Facility”), and (iii) the Receivables Purchase Facility (as described in the Term Sheet).

The factoring proceeds received under the Receivables Purchase Facility, together with proceeds from the FILO Facility and the ABL Facility (if any), in each case borrowed on the Closing Date, together with any cash on hand at the Company and its subsidiaries on the Closing

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Date and proceeds from any other facilities borrowed or received by Parent Holdcos and their affiliates on the Closing Date (and/or any notes issued by the Parent Holdcos and their affiliates on or prior to the Closing Date), will be applied (i) as described above to pay the Merger Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to repay in full certain outstanding loans and secured notes at the Company to the extent provided in the Merger Agreement. The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

Exhibit B - 2